Exhibit 99.1

Certain Non-GAAP Financial Measures

EBITDA is defined as income from continuing operations before cumulative effect of change in accounting principle plus provision for income taxes, interest and other financing costs, net, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under our senior secured credit facilities. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of certain financial covenants in the senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance our senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in our senior secured credit facilities would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions.

Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of income from continuing operations before cumulative effect of change in accounting principle to EBITDA and EBITDA to Adjusted EBITDA for the twelve months ended December 29, 2006:

(in millions)	Twelve Months Ended December 29, 2006
Income from continuing operations before cumulative effect of change in accounting principle	$256.0
Interest and other financing costs, net	141.7
Provision for income taxes	146.5
Depreciation and amortization	345.0

EBITDA	$889.2

Non-cash options and restricted stock unit expense(a)	21.5
Pro forma EBITDA for equity method investees(b)	20.0
Pro forma EBITDA for certain acquisitions(c)	5.0
Asset impairment and related charges in AUCA—Direct Marketing(d)	46.3
Costs related to the merger transaction	9.0
Contract termination and related costs	4.7
Senior management severance and reorganization costs	3.8
New Orleans Convention Center delayed re-start adjustment(e)	0.6
Unusual receivables write-off(f)	4.6

Adjusted EBITDA	$1,004.7

(a)	Represents compensation expense for stock option and restricted stock unit awards.

(b)	Represents our estimated share of EBITDA from AIM Services Co., Ltd. ($13.0 million) and SMG ($7.0 million) equity method investments not already reflected in our EBITDA. EBITDA for these equity method investees is calculated in a manner consistent with our EBITDA on a consolidated basis but does not necessarily represent cash distributions received from these investees.
(c)	Represents the annualizing of EBITDA from acquisitions made during the period.
(d)	Represents charges for goodwill impairment ($35.0 million) and for asset/liability adjustments ($11.3 million) related to our decision to exit the healthcare uniform business.
(e)	Reflects estimated impact of delayed re-start of operations at the New Orleans Convention Center post Hurricane Katrina ($4.5 million) net of related insurance proceeds related to Hurricane Katrina received for the twelve month period ended December 29, 2006 ($3.9 million).
(f)	Reflects unusual write-offs associated with various contract renegotiations and client bankruptcies.